MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated as of
August 2, 2016

by and between

BAKKEN HOLDINGS COMPANY LLC
(as Seller)

and

MAREN BAKKEN COMPANY LLC
(as Buyer)

i

LIST OF APPENDIXES, EXHIBITS AND SCHEDULES
Appendixes

Appendix I	Definitions

Exhibits

Exhibit A	Form of Assignment

Exhibit B	Form of Company Agreement

Exhibit C	Form of Seller Parent Guaranties

Exhibit D	Form of Buyer Parent Guaranties

Schedules

Schedule 1.1(a)	Seller Persons with Knowledge

Schedule 1.1(b)	Buyer Persons with Knowledge

Schedule 1.1(c)	Certain Permitted Liens

Schedule 4.3	Seller’s No Conflicts

Schedule 5.1(d)	Managers, Directors and Officers

Schedule 5.2	No Conflicts

Schedule 5.3	Company Consents and Approvals

Schedule 5.4(a)	Material Contracts

Schedule 5.5	Litigation

Schedule 5.6	Taxes

Schedule 5.7(a)	Compliance with Laws

Schedule 5.7(b)	Material Permits

Schedule 5.7(c)	Certain Material Permits

Schedule 5.8(b)	Environmental Matters

Schedule 5.8(c)	Material Environmental Permits

Schedule 5.9	Membership Interests

Schedule 5.11(a)	Balance Sheet

Schedule 5.12	Indebtedness

Schedule 5.13	Credit Support

Schedule 5.15(a)	Insurance

Schedule 5.15(b)	Certain Insurance Claims

Schedule 6.3	Buyer’s No Conflicts

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (this “Agreement”), dated as of August 2, 2016 (the “Execution Date”), is entered into by and between Bakken Holdings Company LLC, a Delaware limited liability company (“Seller”), and MarEn Bakken Company LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are sometimes referred to collectively herein as the “Parties” and each individually a “Party.”
RECITALS
WHEREAS, Seller is the owner of 100% of the issued and outstanding membership interests (the “Membership Interests”) of Bakken Pipeline Investments LLC, a Delaware limited liability company (the “Company”);
WHEREAS, the Company owns (a) 100% of the issued and outstanding membership interests of Dakota Access Holdings LLC, a Delaware limited liability company (“Dakota Access Holdings”), and (b) 100% of the issued and outstanding membership interests of ETCO Holdings LLC, a Delaware limited liability company (“ETCO Holdings” and, together with Dakota Access Holdings, the “Holding Companies,” and each individually a “Holding Company”);
WHEREAS, (a) Dakota Access Holdings owns 75% of the issued and outstanding membership interests of Dakota Access, LLC, a Delaware limited liability company (“Dakota Access”), (b) ETCO Holdings owns 75% of the issued and outstanding membership interests of Energy Transfer Crude Oil Company LLC, a Delaware limited liability company (“ETCO” and, together with Dakota Access, the “Development Companies,” and each individually a “Development Company”), (c) Dakota Access owns 100% of the issued and outstanding membership interests of Dakota Access Truck Terminals, LLC, a Delaware limited liability company (“Dakota Truck”) and (d) ETCO owns 100% of the issued and outstanding membership interests of Eastern Gulf Crude Access LLC, a Delaware limited liability company (“EGCA”) (the Development Companies, the Holding Companies, Dakota Truck and EGCA are sometimes referred to collectively herein as the “Subsidiaries” and each individually a “Subsidiary”); and
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, at the Closing, 49% of the Membership Interests (the “Transferred Interests”), subject to the terms and conditions described in this Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
Section 1.1    Definitions. Capitalized terms used in this Agreement but not otherwise defined shall have the meanings given to such terms in Appendix I.
Section 1.2    Rules of Construction.
(a)    All Article, Section, Appendix, Schedule and Exhibit references used in this Agreement are to Articles and Sections of, and Appendixes, Schedules and Exhibits to, this Agreement unless otherwise specified. The Appendix, Schedules and Exhibits attached to this Agreement constitute a part of this Agreement. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular Section or Article in which such words appear. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
(b)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, terms and titles (including terms defined herein) in the singular have the corresponding meanings in the plural (and vice versa) and words importing the masculine gender shall include the feminine and neutral genders and vice versa. The terms “include,” “includes” or “including” shall mean “including without limitation.” All references to currency or to “$” herein shall be to, and all payments required hereunder shall be paid in, Dollars. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. References to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified (including any waiver or consent) and in effect from time to time in accordance with the terms thereof. Time is of the essence in this Agreement.
(c)    Except as expressly provided otherwise in this Agreement, references to any Law or agreement means such Law or agreement as it may be amended from time to time.
(d)    The Parties acknowledge that each Party and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
ARTICLE II
TRANSFER OF TRANSFERRED INTERESTS
Section 2.1    Transfer of Transferred Interests. Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, assign, transfer and convey the Transferred Interests to Buyer, and Buyer will purchase, acquire and accept from Seller the Transferred Interests.

ARTICLE III
CONSIDERATION
Section 3.1    Consideration. The consideration for the sale and purchase of the Transferred Interests contemplated by Section 2.1, shall be an amount equal to TWO BILLION AND NO/100 ($2,000,000,000) (the “Purchase Price”), paid to Seller in cash at Closing by wire transfer of immediately available funds to an account designated by Seller.
Section 3.2    Guaranties. On the Execution Date, (a) Buyer shall deliver to Seller a guaranty from (i) Enbridge Energy Partners, L.P., in favor of Seller, of an undivided seventy-five percent (75%) of Buyer’s obligations under this Agreement and (ii) Marathon Petroleum Corporation, in favor of Seller, of an undivided twenty-five percent (25%) of Buyer’s obligations under this Agreement; and (b) Seller shall deliver to Buyer a guaranty from Energy Transfer Partners, L.P., in favor of Buyer, of Seller’s obligations under this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Buyer as of the Execution Date as follows:
Section 4.1    Organization of Seller. Seller is duly formed, validly existing and in good standing under the Laws of the state of its formation.
Section 4.2    Authorization; Enforceability. Seller has all requisite power and authority to execute and deliver this Agreement and each Transaction Document to which Seller is a party, to sell the Transferred Interests and to perform all other obligations to be performed by Seller hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Transaction Document to which Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all action on the part of Seller. This Agreement constitutes, and each Transaction Document to which Seller is a party, when duly and validly executed and delivered by Seller will constitute (assuming due authorization, execution and delivery by Buyer and any other Persons party thereto that is not an Affiliate of Seller), legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law).
Section 4.3    No Conflict. Except as set forth on Schedule 4.3, Seller’s execution, delivery and performance of this Agreement and the Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby by Seller shall not:

(a)    violate or result in a breach of, or conflict with or require the consent of any Person under, any of the terms, conditions or provisions of the Organizational Documents of Seller;
(b)    materially violate or result in a material breach of any provision of any Laws applicable to Seller; or
(c)    conflict with, result in a violation or breach of, constitute a default under or an event that, with or without notice or lapse of time, or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller is a party or by which Seller or any of its assets is bound, except for any such violations or defaults which would not reasonably be expected to result in a material impairment of Seller’s ability to perform its obligations hereunder and under the Transaction Documents.
Section 4.4    Consents; Transfer Restrictions. Except (a) for Customary Post-Closing Consents and (b) for immaterial Consents, no Consent is required to be obtained by Seller in connection with Seller’s execution, delivery or performance of this Agreement and the Transaction Documents to which Seller is a party, the transfer of the Transferred Interests to Buyer or the consummation of the transactions contemplated by this Agreement or any Transaction Document by Seller.
Section 4.5    Title to Transferred Interests. The Transferred Interests, (a) are owned beneficially and of record by Seller and Seller has good and valid title thereto, are free and clear of all Liens and are not subject to any agreements or understandings among any Persons with respect to the voting or transfer thereof other than as set forth in the LLC Agreement and this Agreement and (b) are not subject to any outstanding subscriptions, options, convertible securities, warrants, calls or other securities granting rights to purchase or otherwise acquire any of such Transferred Interests or, except for this Agreement, any commitments or agreements of any character obligating Seller to transfer any of such Transferred Interests. The Transferred Interests are duly authorized, validly issued, fully paid and, subject to the Laws of the State of Delaware, non-assessable, and were not issued in violation of any applicable Laws, the Organizational Documents of Seller or the Company, or any purchase option, call option, right of first refusal, preemptive right or other similar right.
Section 4.6    Brokers’ Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, agent or other Person with respect to the transactions contemplated hereby or the Transactions for which the Company, the Subsidiaries, Buyer or its Affiliates will become liable or obligated.
Section 4.7    Litigation. Except as set forth on Schedule 5.5, there is no Proceeding (filed by any Person other than Buyer or any of its Affiliates) pending or, to Seller’s Knowledge, threatened against Seller by or before any Governmental Authority that would reasonably be expected to result in a material adverse effect on Seller’s ability to consummate the transactions contemplated by this Agreement or any of the Transactions or which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the Transactions or the transactions contemplated hereby.
Section 4.8    No Bankruptcy. There are no bankruptcy Proceedings pending against, being contemplated by or, to the Knowledge of Seller, threatened against or affecting Seller.
ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND ITS SUBSIDIARIES
Seller hereby represents and warrants to Buyer as of the Execution Date as follows:
Section 5.1    Organization.
(a)    The Company is a limited liability company duly formed and validly existing under the Laws of the State of Delaware. The Company has all requisite power and authority to own and operate its property and to carry on its business as presently conducted by it. The Company is duly licensed, qualified or otherwise authorized to conduct business and is in good standing under the Laws of each jurisdiction in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.
(b)    Each Subsidiary is a limited liability company duly formed and validly existing under the Laws of the State of Delaware. Each Subsidiary has all requisite power and authority to own and operate its property and to carry on its business as presently conducted by it. Each Subsidiary is duly licensed, qualified or otherwise authorized to conduct business and is in good standing under the Laws of each jurisdiction in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.
(c)    True and complete copies of the Organizational Documents of the Company and each of the Subsidiaries and all amendments thereto have been furnished to Buyer. There are no uncured or continuing violations, breaches of, or defaults under any provisions of the Organizational Documents of the Company or any Subsidiary (other than the Development Companies). There are no uncured or continuing violations, breaches of, or defaults under any provisions of either Development Company Agreement by the Holding Company party thereto or, to Seller’s Knowledge, the other party thereto.
(d)    Schedule 5.1(d) sets forth a true and complete listing of each manager, director and officer of the Company and each of the Subsidiaries.
Section 5.2    No Conflict. Except as set forth on Schedule 5.2, Seller’s execution, delivery and performance of this Agreement and Seller’s execution, delivery and performance of the Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby by Seller shall not:

(a)    violate or result in a breach of, or conflict with or require the consent (which has not previously been obtained) of any Person (other than Seller) under, any of the terms, conditions or provisions of the Organizational Documents of the Company or any Subsidiary;
(b)    materially violate or result in a material breach of any provision of any Laws applicable to the Company or the Subsidiaries;
(c)    conflict with, result in a material violation or material breach of, constitute a material default under or constitute an event that with or without notice or lapse of time, or both, would constitute a material default under, accelerate or permit the acceleration, termination, modification or cancellation of the performance required by, any Material Contract, Real Property Interest or Permit; or
(d)    result in the creation or imposition of any Lien (other than Permitted Liens) on any assets of the Company or any of the Subsidiaries.
Section 5.3    Consents; Transfer Restrictions. Except (a) as set forth on Schedule 5.3, (b) under Contracts that are not Material Contracts and are terminable upon not greater than 60 days’ notice without payment of a fee, (c) for Customary Post-Closing Consents and (d) for immaterial Consents, no Consent is required to be obtained by the Company or any Subsidiary in connection with the execution, delivery and performance of this Agreement, the transfer of the Transferred Interests to Buyer or the consummation of the transactions contemplated by this Agreement or any Transaction Document.
Section 5.4    Contracts.
(a)    Schedule 5.4(a) sets forth the following Applicable Contracts in effect as of the Execution Date (the Applicable Contracts listed or which should have been listed on Schedule 5.4(a), each being a “Material Contract”):
(i)    the Senior Secured Credit Facility;
(ii)    the Operating Agreements and the CMAs;
(iii)    each Applicable Contract forming or establishing any partnership or joint venture;
(iv)    each Applicable Contract with Seller or any Affiliate of Seller;
(v)    each Applicable Contract that constitutes a non-competition agreement, covenant not to compete or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, the assets of the Company or any Subsidiary are or may be located, including area of mutual interest Contracts;
(vi)    each Applicable Contract providing transportation services on the Assets which contains a most favored nation or similar provision;

(vii)    each Applicable Contract that can reasonably be expected to result in aggregate annual revenues for the Company or any Subsidiary in excess of $7,500,000 in the aggregate;
(viii)    each Applicable Contract involving the procurement of goods or services in respect of the construction of the Applicable Facilities providing for payments by the Company or any Subsidiary in excess of $75,000,000 in the aggregate;
(ix)    each Applicable Contract involving the procurement of goods or services in respect of the operation of the Applicable Facilities providing for payments by the Company or any Subsidiary in excess of $5,000,000 in the aggregate; and
(x)    each Applicable Contract not involving the procurement of goods or services in respect of the construction or operation of the Applicable Facilities providing for payments by the Company or any Subsidiary in excess of $5,000,000 in the aggregate.
(b)    True and complete copies of all Material Contracts have been made available to Buyer. Each of the Material Contracts is in full force and effect and constitutes a legal, valid, binding and enforceable obligation of the Company or a Subsidiary and, to the Knowledge of Seller, of the counterparties to such Material Contracts, except that the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, arrangement or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles. None of the Company, the Subsidiaries nor Seller has received written notice alleging the Company or any Subsidiary to be in or, to Seller’s Knowledge, is in (and, to Seller’s Knowledge, no counterparty is in), breach or default in any material respect (and, to Seller’s Knowledge, no situation exists which with the passing of time or giving of notice, or both, would create a breach or default) of its (or the counterparties’) material obligations under the Material Contracts.
Section 5.5    Litigation. Except as disclosed on Schedule 5.5, there is no Proceeding pending or, to Seller’s Knowledge, threatened by or against the Company or any Subsidiary by or before any Governmental Authority or that seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the Transactions or the transactions contemplated hereby. Except as set forth on Schedule 5.5, there are no outstanding material Orders and no unsatisfied material judgments, penalties or awards against or affecting the Company, any Subsidiary, or any of their respective assets. Seller, the Company and the Subsidiaries, as applicable, are in compliance with the terms of each Order set forth on Schedule 5.5.
Section 5.6    Taxes. Except as set forth on Schedule 5.6, (a) all Tax Returns required to be filed by the Company or any Subsidiary have been filed; (b) all Taxes due and payable by the Company or any Subsidiary have been paid whether or not shown as due on such Tax Returns; (c) there are no Liens (other than Permitted Liens) on any of the assets (including the Assets) of the Company or any Subsidiary that arose in connection with the failure to pay any Tax by the Company or any Subsidiary; (d) there are no Proceedings, claims or notices of deficiency pending against or threatened in writing against the Company or any Subsidiary in connection with any Tax; (e) no Tax Returns of the Company or any Subsidiary are currently under audit or examination by any Governmental Authority; (f) there are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any Tax Return by the Company or any Subsidiary or the assessment or collection of any Tax from the Company or any Subsidiary; (g) no written claim has been made by any Governmental Authority in a jurisdiction where the Company or any Subsidiary does not file a Tax Return or pay a Tax directly that it is or may be required to file a Tax Return or pay a Tax (as the case may be) in that jurisdiction; (h) none of the Company or any Subsidiary (i) has entered into any agreement or arrangement with any Governmental Authority that requires it to take any action or refrain from taking any action with respect to Tax matters, (ii) is a party to any agreement with any Governmental Authority with respect to Tax matters that would be terminated or adversely affected as a result of the consummation of the transactions contemplated by this Agreement, (iii) has participated in, is currently participating in, or has any liability for the payment of any Tax resulting from a Person’s participation in, any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (and all predecessor regulations) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Tax Law), (iv) is a party to any Tax sharing, allocation, indemnity or any similar written or unwritten agreement, arrangement, understanding or practice relating to Taxes with any Person other than the Company and/or any Subsidiary, or (v) has ever been a member of a Consolidated Group and has potential liability for the Taxes of any Person (in each case, other than with respect to the Company, the Seller and/or any Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise; and (j) since its formation, the Company and each Subsidiary (i) has either been classified as a partnership or disregarded as an entity separate from its owner for U.S. federal income tax purposes (and state, local or foreign income Tax purposes where applicable) and (ii) has not filed any election to be classified as an association taxable as a corporation for U.S. federal income tax purposes (or for state, local or foreign income Tax purposes where applicable). Notwithstanding any provision in this Agreement to the contrary, (A) the representations and warranties in this Section 5.6 are being made only with respect to Taxes that relate to the Company or any Subsidiary and (B) this Section 5.6 shall be the exclusive representations and warranties of Seller with respect to Tax matters, and no other representations or warranties are made with respect to such matters, including pursuant to Section 5.5 or Section 5.7.
Section 5.7    Compliance with Laws.
(a)    Except as set forth on Schedule 5.7(a), to Seller’s Knowledge, none of the Company nor any Subsidiary is, nor has been since March 5, 2014, in violation in any material respect of any Laws as in effect on the Execution Date with respect to the Company or any Subsidiary or their respective assets.

(b)    Set forth on Schedule 5.7(b) is a list of all material Permits obtained by the Company and the Subsidiaries as of the Execution Date which are necessary under Law in connection with the conduct of their businesses and the ownership, construction, operation and maintenance of their assets (including the Assets), other than immaterial and routine Permits that are expected to be obtained in the ordinary course of business that will not delay construction and operation. To Seller’s Knowledge, none of the Company nor any Subsidiary is in default or violation in any material respect (and, to Seller’s Knowledge, no event has occurred which, with the passing of time or giving of notice, or both, would constitute a default or violation in any material respect) of any term, condition or provision of any such Permit.
(c)    Except as set forth on Schedule 5.7(c), to Seller’s Knowledge, the Company and each of the Subsidiaries holds all material Permits necessary for the lawful conduct of its business and the ownership, construction, operation and maintenance by it of its assets, including its Assets, other than immaterial and routine Permits that are expected to be obtained in the ordinary course of business that will not delay construction and operation.
(d)    This Section 5.7 does not include any representations or warranties with respect to Environmental Laws, with such representations or warranties being exclusively addressed in Section 5.8, or Tax representations or warranties, with such representations or warranties being exclusively addressed in Section 5.6.
Section 5.8    Environmental Matters.
(a)    Buyer has been provided prior to the Execution Date with true and complete copies of, or access to true and correct copies of, any and all Phase I or Phase II Environmental Site Assessments and other reports or documents materially bearing on environmental, health or safety matters of the Company, its Subsidiaries or their assets, including the Assets that are in the possession or reasonable control of Seller, the Company or any Subsidiary for the Real Property Interests in which the Company or any Subsidiary owns an interest.
(b)    Except as disclosed on Schedule 5.8(b) or as disclosed in the documents made available to Buyer as described in Section 5.8(a) above (provided that the application of any disclosure in such documents to this Section 5.8 must be reasonably apparent on the face of such disclosure):
(i)    to Seller’s Knowledge, the Company and the Subsidiaries are in material compliance with all Environmental Laws and none of the Company nor any Subsidiary has received a written notice, report or other information from any Governmental Authority of any actual or alleged material violations or liabilities under of any applicable Environmental Laws;
(ii)    no Proceeding is pending or, to Seller’s Knowledge, threatened against or affecting the Company or any Subsidiary by or before any Governmental Authority with respect to the Company’s or any Subsidiary’s compliance with or liability under any Environmental Laws;

(iii)    neither the Company nor any of the Subsidiaries is subject to any outstanding governmental order, “consent order” or other agreement with a Governmental Authority pursuant to Environmental Laws;
(iv)    to Seller’s Knowledge, there has been no Release of Hazardous Substances into the environment by the Company or any of the Subsidiaries that could reasonably be expected to give rise to or result in any material Environmental Liability relating to any of the assets in which the Company or any of the Subsidiaries owns an interest (including the Assets) or for which the Company or any Subsidiary could have liability;
(v)    none of Seller, the Company nor any of the Subsidiaries has received written inquiry or notice of any actual or alleged Environmental Liabilities, contingent or otherwise, arising from the assets in which the Company or any of the Subsidiaries owns an interest; and
(vi)    neither the Company nor any of the Subsidiaries has received written notice or, to Seller’s Knowledge, there is no pending or threatened claim, concerning potential material liabilities to the Company or the Subsidiaries under Environmental Laws as a result of the transportation, storage or disposal of Hazardous Materials.
(c)    Set forth on Schedule 5.8(c) is a list of all material Environmental Permits obtained by the Company and the Subsidiaries as of the Execution Date which are necessary under Law in connection with the conduct of their businesses and the ownership, construction, operation and maintenance of their assets (including the Assets), other than immaterial and routine Permits that are expected to be obtained in the ordinary course of business that will not delay construction and operation. To Seller’s Knowledge, none of the Company nor any Subsidiary is in default or violation in any material respect (and, to Seller’s Knowledge, no event has occurred which, with the passing of time or giving of notice, or both, would constitute a default or violation in any material respect) of any term, condition or provision of any such Environmental Permit. To Seller’s Knowledge, the Company and each of the Subsidiaries holds all material Environmental Permits necessary for the lawful conduct of its business and the ownership, construction, operation and maintenance by it of its assets (including its Assets), other than immaterial and routine Permits that are expected to be obtained in the ordinary course of business that will not delay construction and operation.
(d)    Notwithstanding any other provision of this Agreement to the contrary, this Section 5.8 contains the sole and exclusive representations and warranties of Seller with respect to applicable Environmental Laws, Proceedings relating to Environmental Laws, Hazardous Substances and any other environmental matters.
Section 5.9    Membership Interests. Except at set forth on Schedule 5.9:
(a)    The Membership Interests constitute all of the issued and outstanding Interests in the Company. The Company does not own or lease any assets other than all of the issued and outstanding Interests in each Holding Company. Dakota Access Holdings does not own or lease any assets other than a 75% Percent Interest (as defined in the Development Company Agreement for Dakota Access) in Dakota Access. ETCO Holdings does not own or lease any assets other than a 75% Percent Interest (as defined in the Development Company Agreement for ETCO) in ETCO. Dakota Access owns all of the issued and outstanding Interests in Dakota Truck. ETCO owns all of the issued and outstanding Interests in EGCA. Each of such Interests owned by the Company, Dakota Access Holdings, ETCO Holdings, or Dakota Access, as applicable, (i) are owned by it beneficially and of record free and clear of all Liens and are not subject to any agreements or understandings among any Persons with respect to the voting or transfer thereof (other than in the Organizational Documents of the Company, Dakota Access Holdings, Dakota Access, ETCO Holdings, ETCO, Dakota Truck or EGCA, as applicable); (ii) are not subject to any outstanding subscriptions, options, convertible securities, warrants, calls or other securities granting rights to purchase or otherwise acquire any of such Interests or any commitments or agreements of any character obligating the Company, Dakota Access Holdings and ETCO Holdings, as applicable, to transfer any of such Interests (other than as set forth in the Organizational Documents of the Company, Dakota Access Holdings, Dakota Access, ETCO Holdings, ETCO, Dakota Truck or EGCA, as applicable); and (iii) are duly authorized, validly issued, fully paid and, subject to the Laws of the State of Delaware, non-assessable, and were not issued in violation of any applicable Laws, the Organizational Documents of the Company, Dakota Access Holdings or ETCO Holdings, as applicable, or any purchase option, call option, right of first refusal, preemptive right or other similar right.
(b)    Excluding the Subsidiaries, none of the Company, the Holding Companies, the Development Companies, Dakota Truck and EGCA have any subsidiaries or Interests in any Person.
Section 5.10    Title Matters; Real Property Interests.
(a)    To Seller’s Knowledge, (i) the Company and each Subsidiary and each of the counterparties is in material compliance with, and not in default in any material respects under, each real property lease, easement, servitude, right-of-way and surface right that constitutes a Real Property Interest; (ii) no event has occurred or circumstance exists that, with or without the delivery of notice, the passage of time or both, would constitute a material default under, or permit the termination, modification or acceleration of amounts due under any such agreement; and (iii) each such agreement is legal, valid, binding, enforceable and in full force and effect, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally.
(b)    To Seller’s Knowledge, the Company and each Subsidiary has good and valid title to all of the Personal Property free and clear of all Liens other than Permitted Liens.
Section 5.11    Balance Sheet.
(a)    The Balance Sheet, which is attached as Schedule 5.11(a), (a) has been derived from the books and records of the Company, (b) has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except for, in the case of interim statements, normal year-end adjustments and the absence of footnote disclosure that, if presented, would not differ materially from those presented in an audited balance sheet), and (c) fairly presents in all material respects the financial condition of the Company as of the Balance Sheet Date.
(b)    The Company has no liabilities of the type required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) liabilities which are adequately reflected in or reserved against in the Balance Sheet, (ii) liabilities evidenced by the Senior Secured Credit Facility and (iii) liabilities which have been incurred in the Ordinary Course of Business since the Balance Sheet Date.
Section 5.12    Indebtedness. Except as set forth in Schedule 5.12 and liabilities evidenced by the Senior Secured Credit Facility, the Company and the Subsidiaries have no Indebtedness from or to any Person.
Section 5.13    Credit Support. Schedule 5.13 lists all guarantees, letters of credit, sureties, performance, or other bonds, cash or other collateral or similar credit support arrangements (the “Support Instruments”) maintained by Seller or any of its Affiliates (excluding the Company or any Subsidiary) with respect to the Company, any Subsidiary or the Assets, true and complete copies of which have been made available to Buyer.
Section 5.14    Employees; Benefit Plan Matters. Neither the Company nor any Subsidiary has or ever has had any employees. None of Seller, the Company or any of the Subsidiaries maintains, sponsors, contributes to, or is a participating employer of, nor has Seller, the Company or any of the Subsidiaries ever maintained, sponsored, contributed to or participated in, any Benefit Plan.
Section 5.15    Insurance. Schedule 5.15(a) sets forth a summary of all insurance policies maintained by or on behalf of the Company and the Subsidiaries. All such insurance policies are in full force and effect and all related premiums due and payable with respect thereto have been paid. Except as set forth in Schedule 5.15(b), there is no material claim pending under any such insurance policies as to which coverage has been denied by the insurer other than customary indications as to reservation of rights by insurers listed on Schedule 5.15(a) and none of Seller, the Company nor any of the Subsidiaries has received written notice of cancellation of any such insurance policies.
Section 5.16    Brokers Fees. Neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder, agent or other Person with respect to the transactions contemplated hereby or the Transactions.
Section 5.17    No Bankruptcy. There are no bankruptcy Proceedings pending against, being contemplated by or, to the Knowledge of Seller, threatened against or affecting the Company or any of the Subsidiaries.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as of the Execution Date as follows:
Section 6.1    Organization of Buyer. Buyer is a limited liability company, duly organized and validly existing under the Laws of the State of Delaware, is qualified to do business and is in good standing under the Laws of any jurisdiction where such qualification is necessary, and has full power and right to carry on its business as such is now being conducted.
Section 6.2    Authorization; Enforceability. Buyer has all requisite power and authority to execute and deliver this Agreement and each Transaction Document to which Buyer is a party, to purchase the Transferred Interests on the terms described herein and to perform all obligations to be performed by Buyer hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Transaction Document to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all limited liability company action required on the part of Buyer. This Agreement constitutes, and each Transaction Document to which Buyer is a party, when duly and validly executed and delivered by Buyer will constitute (assuming due authorization, execution and delivery by Seller and any other Persons party thereto that is not an Affiliate of Buyer), legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law).
Section 6.3    No Conflict; Consents. Except as set forth on Schedule 6.3, Buyer’s execution, delivery and performance of this Agreement and the Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby by Buyer shall not:
(a)    violate or result in a breach of, or conflict with or require the consent of any Person under, any of the terms, conditions or provisions of the Organizational Documents of Buyer;
(b)    violate or result in a material breach of any provision of any Laws applicable to Buyer; or
(c)    conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by any Contract to which Buyer is a party or bound, except where such conflict, breach, default or acceleration would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder.
Section 6.4    Consents and Approvals. Except (a) for Customary Post-Closing Consents and (b) for immaterial Consents, no Consent is required to be obtained by Buyer in connection with the execution, delivery or performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby by Buyer.
Section 6.5    Litigation. As of the Execution Date, there is no Proceeding (filed by any Person other than Seller or any of its Affiliates) pending or, to Buyer’s Knowledge, threatened by or against the Buyer by or before any Governmental Authority that would reasonably be expected to result in a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement or that seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the Transactions or the transactions contemplated hereby.
Section 6.6    Brokers’ Fees. Neither Buyer nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, agent or other Person with respect to the transactions contemplated hereby or the Transactions for which Seller or its Affiliates will become liable or obligated.
Section 6.7    Financial Ability. Buyer, at the Closing, will have funds sufficient to (a) pay the Purchase Price and any other expenses incurred by Buyer in connection with this Agreement; (b) fund the consummation of the transactions contemplated by this Agreement and the Transaction Documents; and (c) satisfy all other costs and expenses arising in connection herewith and therewith, each without delay and without causing Buyer to become insolvent or declare insolvency.
Section 6.8    Regulatory. Buyer is now, and hereafter shall continue to be, qualified per all regulations of applicable Governmental Authorities and other Laws to own the Transferred Interests; and the consummation of the transactions contemplated in this Agreement will not cause Buyer to be disqualified as such an owner.
Section 6.9    Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of crude oil pipeline assets and facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, except for its reliance on Seller’s representations and warranties in Article IV and Article V, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Company, the Subsidiaries and the Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and the Transaction Documents and not on any comments, statements, projections or other materials made or given by Seller or any of its Affiliates or Representatives, and (b) has satisfied or will satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Company, the Subsidiaries and the Assets.

Without limiting the generality of the foregoing, Buyer acknowledges that, except to the extent expressly set forth in this Agreement or the Transaction Documents, none of Seller, the Company, the Subsidiaries nor any of their Representatives or Affiliates make any representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the Subsidiaries or the future business and operations of the Company or the Subsidiaries, or (b) any other information or documents made available to Buyer or its Representatives with respect to the Company, the Subsidiaries or their businesses, Assets, liabilities or operations, and, except to the extent expressly set forth in this Agreement or the Transaction Documents, that all such projections, estimates, budgets or other information or documents have been furnished to Buyer solely as an accommodation. Buyer further acknowledges that it has not relied on any representation not expressly set forth in this Agreement.
Section 6.10    Accredited Investor. Buyer is acquiring the Transferred Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person in violation of applicable securities Laws. Buyer has made, independently and without reliance on Seller (except to the extent that Buyer has relied on the representations, warranties, covenants and agreements of Seller in this Agreement), its own analysis of the Transferred Interests and the Assets for the purpose of acquiring the Transferred Interests, and Buyer has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and has acquired or will acquire the Transferred Interests for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.
ARTICLE VII
COVENANTS
Section 7.1    Conduct of Business, Operation of Assets.
(a)    From the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Article XI, except (1) for Emergency Operations or (2) for the actions expressly permitted or required under the terms of this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall, and in its capacity as owner of the Membership Interests, Seller shall cause the Company and each Subsidiary to,:
(i)    operate its assets (including the Assets) and its business, and maintain its books of account and Records, in the Ordinary Course of Business;
(ii)    give written notice to Buyer as soon as is practicable of any written notice received or given by Seller, the Company or any Subsidiary with respect to any alleged breach by the Company, any Subsidiary or other Person of any Material Contract, Real Property Interest or Permit;
(iii)    with respect to Emergency Operations, notify Buyer of such emergency and the related Emergency Operations as soon as reasonably practicable;
(iv)    give prompt notice to Buyer of (A) any material damage or any casualty to any of the Assets, (B) any written notice received or made by Seller, the Company or any Subsidiary of any claim asserting any material tort or violation of Law or any new or threatened Proceeding, that (in each case) relates to or affects the Company, the Subsidiaries or the Assets; and (C) any breach by Seller of any representation, warranty, covenant or agreement of Seller contained in this Agreement;
(v)    update Schedule 5.4(a) with each Applicable Contract entered into by the Company or any Subsidiary from and after the Execution Date that if such Applicable Contract would have been in place as of the Execution Date would have been required to be listed on Schedule 5.4(a) as permitted under this Agreement and furnish Buyer a copy thereof;
(vi)    timely file all Tax Returns required to be filed by the Company or any Subsidiary and timely pay all Taxes due and payable by the Company or any Subsidiary; and
(vii)    comply with the obligations set forth in Section 5.1(e) of the Company Agreement.
(b)    Without limiting the generality or effect of Section 7.1(a), from the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Article XI, except (1) for Emergency Operations or (2) for the actions expressly permitted or required under the terms of this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall not, and in its capacity as owner of the Membership Interests, Seller shall cause the Company and each Subsidiary not to, (i) take any action set forth in Section 5.1(c) or Section 15.6 of the Company Agreement or agree, whether in writing or otherwise, to take any action set forth therein or (ii) make any agreement or settlement with any Governmental Authority in respect of Taxes, file any amended Tax Return or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.
Section 7.2    Access and Information. From the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Article XI, but subject to the other provisions of this Section 7.2 and obtaining any required Consents of Third Parties (with respect to which Consents Seller shall use commercially reasonable efforts to obtain), Seller shall, and in its capacity as owner of the Membership Interests Seller shall cause the Company and each Subsidiary to, (a) afford to Buyer and its Representatives reasonable access, upon reasonable prior notice, during normal business hours, to the Records and (b) make available to Buyer and its Representatives, upon reasonable notice during normal business hours, Seller’s and its Affiliates’ personnel knowledgeable with respect to the Assets and the other assets of the Company and the Subsidiaries. Buyer shall not be permitted to conduct any physical inspection of the Assets except as, and under terms and conditions, agreed to by Seller; provided, however, that any request by Buyer for any such inspection shall not be unreasonably withheld, conditioned or delayed. All review and investigations conducted by Buyer or any of its Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any of its Representative shall result from Buyer’s own independent review and judgment. In addition, the review and investigations of Buyer shall not unreasonably interfere with the business of the Company or any Subsidiary or the safe commercial operations of the Assets. Buyer shall coordinate Buyer’s and its Representatives’ access rights (including with respect to Seller’s personnel) with Seller to minimize any inconvenience to or interruption of the conduct of business by Seller, the Company and the Subsidiaries. Buyer shall hold in confidence all information reviewed and collected pursuant to this Section 7.2 on the terms and subject to the conditions contained in the Confidentiality Agreements. Notwithstanding anything to the contrary in this Section 7.2, Buyer shall have no right of access to, and neither Seller nor any of its Affiliates shall have any obligation to provide any (1) information the disclosure of which (A) would reasonably be expected to jeopardize any privilege available to Seller or its Affiliates, (B) would cause Seller or its Affiliates to breach a confidentiality obligation (provided that Seller and its Affiliates shall use commercially reasonable efforts to obtain a waiver of any such confidentiality obligation), or (C) would result in a violation of Law, or (2) bids received from others in connection with the transactions contemplated by this Agreement (or similar transactions) and information and analyses (including financial analyses) relating to such bids.
Section 7.3    Regulatory Filings. From the Execution Date until the Closing:
(a)    Buyer and Seller shall, and shall cause their respective Affiliates to, (i) make or cause to be made the filings required of such Party or any of its Affiliates under any Laws with respect to the transactions contemplated by this Agreement and the Transactions and to pay any fees due of it in connection with such filings, as promptly as is reasonably practicable, and in any event within ten (10) Business Days after the Execution Date, (ii) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings, (iii) use commercially reasonable efforts to cause the expiration of the notice or waiting periods under any Laws with respect to the transactions contemplated by this Agreement and the Transactions as promptly as is reasonably practicable, (iv) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, (v) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings, (vi) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under any Laws for additional information, documents or other materials, (vii) use commercially reasonable efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions, and (viii) use commercially reasonable efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement or the Transactions as violative of any Law. If a Party intends to participate in any meeting with any Governmental Authority with respect to such filings, it shall give the other Party reasonable prior notice of, and an opportunity to participate in, such meeting.
(b)    In connection with any such filings, Buyer shall cooperate in good faith with Governmental Authorities and, subject to Section 7.3(c), undertake promptly any and all commercially reasonable action required to complete lawfully the transactions contemplated by this Agreement and the Transactions. Buyer shall be entitled to direct any proceedings or negotiations with any Governmental Authority to the extent, and only to the extent, relating to any such actions, provided that it shall allow Seller to participate in each and every communication relating to any such actions.
(c)    Notwithstanding anything provided in this Agreement to the contrary, neither Seller nor Buyer nor any of their respective Affiliates shall have any obligation to sell, divest, dispose, license, lease, operate, conduct in a specified manner, hold separate or discontinue or restrict or limit any assets, businesses, product lines, licenses, operations or interests to obtain the approval of any Governmental Authority.
Section 7.4    Consents. With respect to each Required Consent, prior to Closing, Seller shall send to the holder of each such Consent a notice in compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby (including the Transactions). Prior to Closing, Seller shall use its commercially reasonable efforts, with reasonable assistance from Buyer, to obtain all Required Consents; provided, however, that Seller shall not be required to incur any liability or pay any money in order to obtain any such Consent.
Section 7.5    Amendment of Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter first arising which, if existing as of the Execution Date, would have been required to be set forth or described in such Schedules; provided that, Seller shall not have the right to add, supplement or amend any such Schedules for any matter arising out of or as a result of any breach by Seller of this Agreement. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 8.1 have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto (the “Post-Signing Information”); provided, however, that if Closing shall occur, and if Buyer would have had the right to terminate this Agreement on account of a breach of Seller’s representations, warranties, covenants or agreements under this Agreement relating to the Post-Signing Information (such right having been confirmed in writing by Seller prior to Closing), then all Post-Signing Information disclosed pursuant to any such addition, supplement or amendment at or prior to Closing shall be waived and Buyer shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.
Section 7.6    Further Assurances. Subject to the terms and conditions of this Agreement, through the Closing Date, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions required by the terms of this Agreement of such Party that are reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Transactions. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall (and in the case of Buyer and Seller, each such Party shall use commercially reasonable efforts to cause the applicable members of the Company to) execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement and the Transactions.
Section 7.7    Exclusivity. From the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Article XI, Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company and the Subsidiaries) or any of its or their Representatives to, directly or indirectly, (a) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (b) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. From the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Article XI, Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company and the Subsidiaries) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (A) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving Seller, the Company or any of the Subsidiaries; (B) the issuance or acquisition of membership interests in Seller, the Company or any of the Subsidiaries; or (C) the sale, lease, exchange or other disposition of any significant portion of the assets of Seller, the Company or any of the Subsidiaries.
Section 7.8    Senior Secured Credit Facility. Seller shall, and shall cause the Development Companies to, use reasonable best efforts to diligently take all necessary actions and other measures to effect the timely satisfaction of each of the conditions precedent to the advancement of Loans under the applicable requirements of the Senior Secured Credit Facility.

ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.1    Buyer’s Conditions to Closing. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:
(a)    Representations. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true and correct as of such certain date) without giving effect to the words “material,” or “Material Adverse Effect” or words of similar import contained in such representations and warranties, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that (i) the Fundamental Representations shall be true and correct as of the Closing, as if made at and as of that time, in all respects and (ii) for purposes of this Section 8.1(a), the reference to “as of the Execution Date” in the lead in to Article IV and Article V, which precedes respectively Sections 4.1 and 5.1, shall be disregarded.
(b)    Performance. Seller shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Seller prior to the Closing.
(c)    Closing Certificate. Seller shall have delivered to Buyer an officer’s certificate dated the Closing Date certifying that the conditions specified in Section 8.1(a), if applicable, and Section 8.1(b) have been fulfilled.
(d)    No Action. There shall not be in force any Law or Order restraining or prohibiting the consummation of the transactions contemplated by this Agreement and no Proceeding (excluding any Proceeding initiated by Buyer or any of its Affiliates) shall be pending before any court or other Governmental Authority seeking to temporarily restrain, enjoin or otherwise prohibit or make illegal the consummation of the transactions contemplated by this Agreement or recover damages from Buyer, the Company, or any of the Subsidiaries resulting therefrom.
(e)    Deliveries. Seller shall have delivered (or be ready, willing and able to deliver at Closing) the documents and other items required to be delivered by Seller under Section 9.2.
(f)    ACOE Release Date. The “ACOE Release Date” (as defined in the Senior Secured Credit Facility) shall have occurred.
(g)    Consents and Approvals. The Required Consents shall have been duly obtained, made or given and shall be in the full force and effect.
(h)    Material Adverse Effect. A Material Adverse Effect shall not have occurred since the Execution Date.

Section 8.2    Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Seller:
(a)    Representations. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality qualifiers contained therein) as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality qualifiers contained therein) as of such certain date; provided that, for purposes of this Section 8.2(a), the reference to “as of the Execution Date” in the lead in to Article VI, which precedes Section 6.1, shall be disregarded).
(b)    Performance. Buyer shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer prior to the Closing.
(c)    Closing Certificate. Buyer shall have delivered to Seller an officer’s certificate dated the Closing Date certifying that the conditions specified in Section 8.2(a) and Section 8.2(b) have been fulfilled.
(d)    No Action. There shall not be in force any Law or Order restraining or prohibiting the consummation of the transactions contemplated by this Agreement and no Proceeding (excluding any Proceeding initiated by Seller or any of its Affiliates) shall be pending before any court or other Governmental Authority seeking to temporarily restrain, enjoin or otherwise prohibit or make illegal the consummation of the transactions contemplated by this Agreement or recover damages from Seller, the Company, or any of the Subsidiaries resulting therefrom.
(e)    Deliveries. Buyer shall have delivered (or be ready, willing and able to deliver at Closing) the documents and other items required to be delivered by Buyer under Section 9.3.
ARTICLE IX
CLOSING
Section 9.1    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Porter Hedges LLP, 1000 Main Street, Houston, Texas 77002, commencing at 9:00 a.m. local time the fifth (5th) Business Day after all conditions to Closing in Section 8.1 or Section 8.2 have been satisfied or waived, or such other date as Buyer and Seller may mutually determine (the “Closing Date”).
Section 9.2    Seller Deliverables. At the Closing, Seller will execute and deliver, or cause to be executed and delivered, the following documents and deliverables to Buyer:

(a)    the Assignment;
(b)    the Company Agreement;
(c)    the Seller Parent Guaranties;
(d)    an executed statement(s) described in Section 1.1445-2(b)(2) of the Treasury Regulations certifying that Seller is not a disregarded entity nor a foreign person within the meaning of the Code and the Treasury Regulations promulgated thereunder;
(e)    the certificate referenced in Section 8.1(c); and
(f)    any other Transaction Documents that are required by other terms of this Agreement to be executed or delivered by Seller at the Closing.
Section 9.3    Buyer Deliverables. At the Closing, Buyer will execute (as appropriate) and deliver, or cause to be executed and delivered, the following documents and deliverables to Seller:
(a)    the Assignment;
(b)    the Company Agreement;
(c)    the Buyer Parent Guaranties;
(d)    to the accounts as designated by Seller prior to Closing, by direct bank or wire transfer in same day funds, the Purchase Price;
(e)    the certificate referenced in Section 8.2(c); and
(f)    any other Transaction Documents that are required by other terms of this Agreement to be executed or delivered by Buyer at the Closing.
ARTICLE X
INDEMNIFICATION
Section 10.1    Survival.
(a)    Subject to Section 10.1(b), (i) the representations and warranties of Seller contained in Article IV and Article V and in the certificate delivered pursuant to Section 8.1(c) and the representations and warranties of Buyer contained in Article VI and in the certificate delivered pursuant to Section 8.2(c) and (ii) the covenants and agreements of Seller and Buyer contained in this Agreement shall survive the Closing and shall, in each case, continue in force and effect until eighteen (18) months after the Closing Date, except that (A) the representations and warranties of (1) Seller contained in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5, Section 4.6, Section 5.1, Section 5.2, Section 5.3, Section 5.9 and Section 5.16 (collectively the “Fundamental Representations”) and (2) Buyer contained in Section 6.1, Section 6.2, Section 6.3, Section 6.4 and

Section 6.6, shall survive indefinitely; (B) the representations and warranties of Seller contained in Section 5.6 (the “Tax Representations”) shall survive the Closing until thirty (30) days following the expiration of the applicable statute of limitations; and (C) any covenant or agreement which by its terms contemplates performance after the Closing Date, shall survive until the date that is 60 days after the earlier of (i) the date that such covenant or agreement expires by its terms or (ii) the expiration of any applicable statute of limitations. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.
(b)    The indemnities in Section 10.2(a)(i), Section 10.2(a)(ii), Section 10.2(a)(iii), Section 10.3(a) and Section 10.3(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification. Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant to the indemnities in this Article X if a bona fide claim is asserted prior to the date of termination for the applicable indemnity.
Section 10.2    Indemnification Provisions for Benefit of Buyer.
(a)    From and after the Closing and subject to the terms and conditions hereof, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and each of their respective members, managers, partners and Representatives (the “Buyer Indemnified Parties”) from and against any and all Damages incurred or suffered as a result of, relating to or arising out of:
(i)    any breach prior to or as of the Closing Date of any representation or warranty made by Seller in Article IV; provided, however, in determining the amount of Damages arising out of, resulting therefrom or relating thereto, any materiality, Material Adverse Effect or other similar qualification contained therein shall be disregarded in its entirety;
(ii)    any breach prior to or as of the Closing Date of any representation or warranty made by Seller in Article V; provided, however, in determining the amount of Damages arising out of, resulting therefrom or relating thereto, any materiality, Material Adverse Effect or other similar qualification contained therein shall be disregarded in its entirety;
(iii)    any breach by Seller of any covenant or agreement made or to be performed by Seller pursuant to this Agreement; and
(iv)    Seller Taxes.
Section 10.3    Indemnification Provisions for Benefit of Seller. From and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and each of their members, managers, partners and Representatives (the “Seller Indemnified Parties”) from and against any and all Damages incurred or suffered as a result of, relating to or arising out of:

(a)    any breach of any representation or warranty prior to or as of the Closing Date made by Buyer in Article VI; and
(b)    any breach by Buyer of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement.
Section 10.4    Limitation on Liability.
(a)    Notwithstanding anything herein to the contrary, (a) Seller will not be liable for any claim (or series of claims arising out of the same or related facts, events or circumstances) under Section 10.2(a)(i) or Section 10.2(a)(ii) for any Damages asserted against Seller thereunder unless such Damages for such claim (or series of claims arising out of the same or related facts, events or circumstances) exceed $250,000 (the “Indemnity Claim Threshold”); (b) Seller will not be liable for any claim under Section 10.2(a)(i) or Section 10.2(a)(ii) until the Buyer Indemnified Parties have suffered aggregate Damages for claims under Section 10.2(a)(i) and Section 10.2(a)(ii) in excess of 1.0% of the Purchase Price paid to Seller (the “Deductible”); and (c) in no event shall Seller’s aggregate liability arising out of or related to this Agreement, whether relating to a breach of representation and warranty, covenant, agreement or obligation in this Agreement or otherwise and whether based on contract, tort, strict liability, other Laws or otherwise, exceed 10% of the Purchase Price paid to Seller, provided however, that the limitations in clauses (a), (b) and (c) shall not apply to any breach by Seller of any Fundamental Representation or Tax Representations and the limitations in clause (c) shall not apply to Seller’s obligations under Section 10.2(a)(iv). For the avoidance of doubt, (A) any Damages asserted against Seller hereunder that do not exceed the Indemnity Claim Threshold shall not be counted in determining the Deductible for Seller, and (B) the Buyer Indemnified Parties shall only be entitled to recover Damages from Seller in excess of the Deductible.
(b)    Seller shall have no liability pursuant to this Article X in respect and to the extent of any item or any losses that have been reflected as a liability or reserve reflected on the Balance Sheet.
(c)    Seller shall have no liability for any losses that represent the cost of remediations, repairs, replacements or improvements which enhance the value of the remediated, repaired, replaced or improved asset above its value on the Closing Date (assuming, solely for purposes of determining the value of such asset as of the Closing Date, that no such remediation, repair, replacement or improvement were necessary) or which represent the cost of remediation, repair or replacement exceeding the lowest reasonable cost of remediation, repair or replacement.
(d)    The Parties shall have a duty to mitigate any loss for which indemnity is sought in connection with this Agreement. The Seller Indemnified Parties and the Buyer Indemnified Parties, as applicable, shall use their commercially reasonable efforts to seek Third Party and insurance recoveries in respect of losses. In the event any insurance proceeds or other recoveries from Third Parties are actually realized (in each case calculated net of reasonable Third Party out-of-pocket costs and expenses of such recoveries but not including any costs or expenses attributable to increases in insurance premiums) by a Seller Indemnified Party or a Buyer Indemnified Party subsequent to the receipt by such Indemnified Party of an indemnification or other payment hereunder in respect of the claims to which such insurance proceedings or Third Party recoveries relate, appropriate refunds shall be made promptly to the Indemnifying Party regarding the amount of such payment.
(e)    Under no circumstance shall any Buyer Indemnified Party be permitted to offset any amounts owed by Seller to such Buyer Indemnified Party in respect of any indemnification obligation hereunder against any amounts owed by such Buyer Indemnified Party to Seller. Under no circumstance shall any Seller Indemnified Party be permitted to offset any amounts owed by Buyer to such Seller Indemnified Party in respect of any indemnification obligation hereunder against any amounts owed by such Seller Indemnified Party to Buyer.
Section 10.5    Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:
(a)    If any Person entitled to seek indemnification under Section 10.2 or Section 10.3 (an “Indemnified Party”) receives notice of the assertion or commencement of any claim asserted against an Indemnified Party by a Third Party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 10.2 or Section 10.3 the Indemnified Party shall promptly (i) notify the Party against whom indemnification is sought (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Damages attributable to the Third Party Claim, if known, and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent (and then only to the extent) the Indemnifying Party is prejudiced by such failure.
(b)    The Indemnifying Party shall defend a Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 10.5(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the prior written consent of the Indemnified Party shall be required with respect to any such compromise or settlement if (A) the Indemnified Party or any of its Affiliates would be required to pay any monetary damages as a result of such compromise or settlement, (B) such compromise or settlement requires any admission of guilt or wrongdoing on the part of the Indemnified Party or contains any sanction, restriction or relief that would adversely affect the conduct of any business of the Indemnified Party or its Affiliates in any material respect or (C) such compromise or settlement does not fully and unconditionally release the Indemnified Party with respect to such Third Party Claim. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to reasonably cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Ind emnifying Party pursuant to this Section 10.5(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation; provided that notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses) of the Indemnified Party if (x) the Indemnified Party’s outside counsel shall have reasonably concluded and advised in writing (with a copy to the Indemnifying Party) that there are defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party or (y) the Indemnified Party’s outside counsel shall have advised in writing (with a copy to the Indemnifying Party) that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party.
(c)    Any claim by an Indemnified Party on account of Damages that does not result from a Third Party Claim (a “Direct Claim”) must be asserted by giving the Indemnifying Party written notice thereof prior to the expiration of the applicable survival period set forth in Section 10.1. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, include copies of all available material written evidence thereof and indicate the estimated amount, if reasonably practicable, of Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of twenty (20) Business Days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such twenty (20) Business Day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
(d)    Any indemnification payment made pursuant to this Agreement shall be net of any insurance proceeds realized by and paid to the Indemnified Party in respect of such claim.
Section 10.6    Express Negligence. TO THE FULLEST EXTENT PERMITTED BY LAW, AN INDEMNIFIED PERSON SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE INDEMNIFIABLE DAMAGE GIVING RISE TO ANY SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF (IN WHOLE OR IN PART) THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OTHER FAULT OR THE VIOLATION OF LAW, IN EACH CASE, OF OR BY ANY SUCH INDEMNIFIED PERSON. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.
Section 10.7    Waiver of Right to Rescission. SELLER AND BUYER ACKNOWLEDGE THAT THE PAYMENT OF MONEY, AS LIMITED BY THE TERMS OF THIS AGREEMENT, SHALL BE ADEQUATE COMPENSATION FOR BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT CONTAINED HEREIN OR FOR ANY OTHER CLAIM ARISING IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT. AS THE PAYMENT OF MONEY

SHALL BE ADEQUATE COMPENSATION, BUYER AND SELLER WAIVE ANY RIGHT TO RESCIND THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY FOLLOWING THE CLOSING.
Section 10.8    Exclusive Remedy.
(a)    Other than for instances of fraud and without limiting any recourse pursuant to the terms of the Company Agreement, the Parties hereby acknowledge and agree that the indemnification provisions and remedies set forth in this Article X shall, from and after the Closing, constitute the sole and exclusive remedies of the Parties with respect to this Agreement and the transactions contemplated hereby and the Parties acknowledge and agree that the remedies available in this Article X supersede any other remedies available at Law or in equity.
(b)    Notwithstanding anything in this Agreement to the contrary, (i) no Representative or Affiliate of Seller (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in Seller) shall have any liability to Buyer or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Seller in this Agreement or in any certificate delivered pursuant to this Agreement, and (ii) no Representative or Affiliate of Buyer (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in Buyer) shall have any liability to Seller or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Buyer in this Agreement or in any certificate delivered pursuant to this Agreement.
Section 10.9    Non-Compensatory Damages. None of the Buyer Indemnified Parties or Seller Indemnified Parties shall be entitled to recover from any other Party, or their respective Affiliates, any indirect, special, incidental, consequential, punitive, exemplary, remote or speculative damages or damages for lost profits of any kind to the extent not constituting actual or direct damages arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties and Seller, on behalf of each applicable Seller Indemnified Party, waive any right to recover punitive, special, indirect, exemplary, consequential damages, remote or speculative, including damages for lost profits of any kind to the extent not constituting actual or direct damages arising in connection with or with respect to this Agreement or the transactions contemplated hereby.
Section 10.10    Tax Treatment of Payments. Any payments made to any Party pursuant to this Article X shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by Law.

ARTICLE XI
TERMINATION
Section 11.1    Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:
(a)    by the mutual consent of Buyer and Seller as evidenced in writing and signed by each of Buyer and Seller;
(b)    by Buyer, (i) by written notice to Seller, if (A) Seller has breached its representations, warranties, covenants or obligations hereunder and such breach would or does result in the failure of any condition expressly set forth in Article IX, and (B) such breach has not been cured within 30 days following written notification to Seller thereof; provided, however, that if, at the end of such 30 day period, Seller is endeavoring in good faith, and proceeding diligently, to cure such breach, Seller shall have an additional 30 days in which to effect such cure, or (ii) if the conditions to the obligations of Seller at the Closing have been satisfied, and Seller fails to close;
(c)    by Seller, (i) by written notice to Buyer, if (A) Buyer has breached its representations, warranties, covenants or obligations hereunder and such breach would or does result in the failure of any condition expressly set forth in Article IX, and (B) such breach has not been cured within 30 days following written notification to Buyer thereof; provided, however, that if, at the end of such 30 day period, Buyer is endeavoring in good faith, and proceeding diligently, to cure such breach, Buyer shall have an additional 30 days in which to effect such cure or (ii) if the conditions to the obligations of Buyer at the Closing have been satisfied, and Buyer fails to close;
(d)    at any time before the Closing, by either Seller or Buyer, by written notice to the other Party, in the event that any Law or final, non-appealable Order restrains, enjoins or otherwise prohibits or makes illegal the sale of the Transferred Interests pursuant to this Agreement; or
(e)    by either Party, at such Party’s option, at any time following two (2) Business Days after the Outside Termination Date;
provided, however, that no Party shall have the right to terminate this Agreement pursuant to subsections (b), (c), (d) or (e) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement.
Section 11.2    Effect of Termination. If this Agreement is terminated under Section 11.1, except for the provisions of Article I, Section 10.9, this Section 11.2, Section 11.3, Article XII and Article XIV, this Agreement will terminate and the Parties shall have no liability or obligation to the other Party hereunder, and Seller and its Affiliates shall be free immediately to enjoy all rights of ownership of the interests contemplated to be sold hereunder and to sell, transfer, encumber or otherwise dispose of any such interests or direct or indirect interests in the Company, any Subsidiary or the Assets to any Person without any restriction under this Agreement; provided, however, except to the extent otherwise provided herein, no Party will be released from liability for any breach of this Agreement accruing prior to such termination. The Confidentiality Agreements shall not be affected by a termination of this Agreement.
(a)    If Seller has terminated this Agreement pursuant to Section 11.1(c), then, upon such termination, as Seller’s sole and exclusive remedy (all other remedies being expressly waived by Seller), Seller shall be entitled to promptly receive from Buyer an amount equal to the Termination Fee as liquidated damages.
(b)    If Buyer has terminated this Agreement pursuant to Section 11.1(b), then Buyer shall have the right to seek any remedy available to it at law on account of the breach by Seller of this Agreement.
(c)    The Parties agree that (i) in the event of the termination of this Agreement by Seller pursuant to Section 11.1(c), Seller’s damages would be uncertain and difficult to quantify, (ii) the amount of liquidated damages specified in Section 11.2(a) is reasonable and considers the actual or anticipated harm that could be caused by the termination of this Agreement due to Buyer’s breach, the difficulty of proving the loss arising from any such breach and the difficulty of finding another, adequate remedy at law, and (iii) the liquidated damages payment specified in Section 11.2(a) is structured to function as damages arising from the termination of this Agreement due to Buyer’s breach and not as a penalty.
Section 11.3    Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer, at its sole option, shall return to Seller or shall destroy all title, engineering, environmental assessments or reports, maps and other information furnished by or on behalf of Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, in each case, in accordance with the Confidentiality Agreements (and subject to such retention rights as are provided in the Confidentiality Agreements) and an officer of Buyer shall certify same to Seller in writing.
ARTICLE XII
DISCLAIMERS
Section 12.1    Disclaimer - Representations and Warranties. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE IV AND ARTICLE V AND IN ANY TRANSACTION DOCUMENT, (A) NEITHER SELLER NOR ANY OF SELLER’S AFFILIATES MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, IMPLIED, WRITTEN, ORAL OR OTHERWISE AND (B) SELLER, FOR ITSELF AND ITS AFFILIATES, HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, STATUTORY, IMPLIED, WRITTEN, ORAL OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY REGARDING: (I) TITLE, (II) ANY COSTS, EXPENSES, REVENUES, RECEIPTS, ACCOUNTS RECEIVABLE OR ACCOUNTS PAYABLE, (III) ANY CONTRACTUAL, ECONOMIC OR FINANCIAL

INFORMATION AND DATA ASSOCIATED WITH THE COMPANY OR ANY SUBSIDIARY, (IV) THE CONTINUED FINANCIAL VIABILITY OR PRODUCTIVITY OF THE ASSETS OR TRANSPORTABILITY OF ANY PRODUCT IN CONNECTION THEREWITH, (V) THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE ASSETS OR ANY ENVIRONMENTAL LIABILITY, (VI) ANY FEDERAL, STATE, LOCAL OR TRIBAL INCOME OR OTHER TAX CONSEQUENCES ASSOCIATED WITH THE ASSETS OR THE MEMBERSHIP INTERESTS, (VII) THE ABSENCE OF PATENT OR LATENT DEFECTS, (VIII) THE STATE OF REPAIR OF THE ASSETS, (IX) MERCHANTABILITY OR CONFORMITY TO MODELS, (X) ANY RIGHTS OF ANY MEMBER OF THE BUYER INDEMNIFIED PARTIES UNDER APPROPRIATE LAWS TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (XI) FREEDOM FROM PATENTS, COPYRIGHT OR TRADEMARK INFRINGEMENT, (XII) FITNESS FOR A PARTICULAR PURPOSE, AND (XIII) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES OR DECLINE RATES WITH RESPECT TO ANY OF THE PROPERTIES UPSTREAM OF THE APPLICABLE FACILITIES, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, UPSTREAM OF THE APPLICABLE FACILITIES.
EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLE IV AND ARTICLE V AND IN ANY TRANSACTION DOCUMENT, THE TRANSFERRED INTERESTS (AND THE INDIRECT TRANSFER OF AN INTEREST IN THE ASSETS RESULTING THEREFROM) ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLER AND ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM, AND BUYER AND ITS AFFILIATES AND ITS REPRESENTATIVES EXPRESSLY DISCLAIM RELIANCE UPON, ANY OTHER REPRESENTATIONS OR WARRANTIES, OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY, ANY SUBSIDIARY AND THE ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANY, THE SUBSIDIARIES AND THE ASSETS.
Section 12.2    Disclaimer - Statements and Information. SELLER, FOR ITSELF AND ITS AFFILIATES, EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXCEPT TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE IV AND ARTICLE V AND IN ANY TRANSACTION DOCUMENT, ASSOCIATED WITH THE QUALITY, ACCURACY, COMPLETENESS OR MATERIALITY OF THE INFORMATION, DATA AND MATERIALS FURNISHED (WHETHER ELECTRONICALLY, ORALLY, BY VIDEO, IN WRITING OR ANY OTHER MEDIUM, BY COMPACT DISC, IN THE DATA ROOM OR OTHERWISE) AT ANY TIME TO THE BUYER INDEMNIFIED PARTIES ASSOCIATED WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ALL OF WHICH HAS BEEN FURNISHED SOLELY AS AN ACCOMMODATION, INCLUDING, INFORMATION, DATA OR MATERIALS

REGARDING: (A) TITLE TO THE ASSETS, (B) COSTS, EXPENSES, REVENUES, RECEIPTS, ACCOUNTS RECEIVABLE OR ACCOUNTS PAYABLE ASSOCIATED WITH THE ASSETS, (C) CONTRACTUAL, ECONOMIC OR FINANCIAL INFORMATION ASSOCIATED WITH THE ASSETS, (D) ANY PROJECTIONS, FORECASTS, BUSINESS PLANS OR BUDGET INFORMATION, (E) THE CONTINUED FINANCIAL VIABILITY OR PRODUCTIVITY OF THE ASSETS OR TRANSPORTABILITY OF PRODUCT, (F) THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE ASSETS OR ANY ENVIRONMENTAL LIABILITY, (G) FEDERAL, STATE, LOCAL OR TRIBAL INCOME OR OTHER TAX CONSEQUENCES ASSOCIATED WITH THE ASSETS, (H) THE ABSENCE OF PATENT OR LATENT DEFECTS, (I) THE STATE OF REPAIR OF THE ASSETS, (J) ANY WARRANTY REGARDING MERCHANTABILITY OR CONFORMITY TO MODELS, (K) ANY RIGHTS OF ANY MEMBER OF THE BUYER INDEMNIFIED PARTIES UNDER APPROPRIATE LAWS TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (L) ANY WARRANTY OF FREEDOM FROM PATENT, COPYRIGHT OR TRADEMARK INFRINGEMENT, (M) WARRANTIES EXISTING UNDER LAW NOW OR HEREAFTER IN EFFECT, (N) ANY WARRANTY REGARDING FITNESS FOR A PARTICULAR PURPOSE, AND (O) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES OR DECLINE RATES WITH RESPECT TO ANY OF THE PROPERTIES UPSTREAM OF THE APPLICABLE FACILITIES, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, UPSTREAM OF THE APPLICABLE FACILITIES.
ARTICLE XIII
TAX MATTERS
Section 13.1    Liability for Transfer Taxes. The Parties do not anticipate that any transfer, sales, use, value added, excise, filing, recording, documentary, stamp or other similar Taxes will arise as a result of the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”). Notwithstanding the foregoing, if any Transfer Taxes arise as a result of the consummation of the transactions contemplated by this Agreement, the payment of any and all such Transfer Taxes shall be borne by Buyer. The Parties agree to cooperate fully with each other to minimize any such liability for Transfer Taxes to the extent legally permissible, and the Parties shall cooperate in the preparation, execution and filing of all Tax Returns regarding any Transfer Taxes that become payable in connection with the transactions contemplated by this Agreement.
Section 13.2    Company Tax Returns. With respect to Tax Returns required to be filed by or with respect to the Company or the Subsidiaries (“Company Returns”), Seller shall cause the Company to prepare all such Company Returns that are required to be filed prior to the Closing Date and shall cause the Company (or applicable Subsidiary) to pay all Taxes shown to be due on such Tax Returns. The Company shall prepare all Company Returns that are required to be filed on or after the Closing Date and shall pay or cause the Company (or applicable Subsidiary) to pay all Taxes shown to be due on such Tax Returns.
Section 13.3    Cooperation on Tax Matters. In connection with the preparation of Company Returns, payment of Taxes related to the Company, audit examinations related to the Company, and any administrative or judicial proceedings regarding Tax liabilities that are imposed on Seller or Buyer and related to the Company, Buyer and Seller shall, and shall cause the Company to, cooperate fully with each other, including with respect to the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Company Returns, the payment of such Taxes, the conduct of such audit examinations or the defense of claims by Governmental Authorities as to the imposition of such Taxes.
Section 13.4    Straddle Period. The portion of Taxes attributable to a Straddle Period that are allocated to the portion of the period ending on the Closing Date shall be determined as follows:
(a)    In the case of any real property, personal property, ad valorem and similar Taxes (collectively, “Property Taxes”), the amount of such Property Taxes attributable to the portion of the period ending on and including the Closing Date shall be deemed to be the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Tax Period; and
(b)    In the case of any Taxes based upon or related to income, sales, revenue, receipts, payroll or similar items, or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) or other Taxes not described in Section 13.4(a), but specifically excluding any Taxes described in Section 13.1 the amount of any such Taxes that are attributable to the portion of the period ending on and including the Closing Date shall be determined based on an interim closing of the books.
Section 13.5    Tax Classification Elections. Seller shall not, and shall not permit any Company or any other Person to, file or make any election to have the Company or any Subsidiary classified as an association taxable as a corporation for U.S. federal income tax purposes (or state, local, or foreign income Tax purposes where applicable).
Section 13.6    754 Election. If a Development Company does not have in effect an election under Section 754 of the Code relating to the adjustment of the tax bases of its assets as provided in Sections 734 and 743 of the Code (a “Section 754 Election”) that would be applicable for the Tax year of such Development Company that includes the Closing Date, Seller shall cause such Development Company to make a Section 754 Election on its U.S. federal income tax return for the Tax year of such Development Company that includes the Closing Date.

Section 13.7    Intended Tax Treatment. As a result of the Company and each of the Holding Companies being disregarded as entities separate from Seller and each of the Development Companies being treated as a partnership for U.S. federal income tax purposes immediately prior to the consummation of the transactions contemplated by this Agreement, the Parties agree to report on their U.S. federal income Tax Returns (and applicable state and local Tax Returns) the sale and purchase of the Transferred Interests as a transaction described in Rev. Rul. 99-5 (Situation 1), 1999-1 CB 434, with (a) Buyer being treated as purchasing from Seller, and Seller being treated as selling to Buyer, 49% of the partnership interest in each Development Company, and immediately thereafter, (b) Buyer and Seller being treated as contributing their respective shares of the partnership interest in each Development Company to the Company in exchange for partnership interest in the Company, with the Company’s classification changing from an entity that is disregarded as separate from Seller to a partnership.
Section 13.8    Allocation of Purchase Price. Buyer and Seller shall use commercially reasonable efforts to agree to an allocation among the assets of each of the Development Companies in accordance with Treasury Regulation Section 1.755-1(a)(2) within sixty (60) days after the Closing Date. If Seller and Buyer reach an agreement with respect to the allocation, (i) Buyer and Seller shall use commercially reasonable efforts to update such allocation following any adjustment to the Purchase Price pursuant to this Agreement, (ii) Buyer and Seller shall cause each Development Company to use such allocation for purposes of Section 755 and the Treasury Regulations promulgated thereunder, and (iii) Buyer and Seller shall, and shall cause their Affiliates to, report consistently with the allocation, as adjusted, on all Tax Returns (including, but not limited to, the statements required to be filed under Treasury Regulations Sections 1.743-1(k) and 1.751-1(a)(3)), and neither Seller nor Buyer shall take any position on any Tax Return that is inconsistent with the allocation, as adjusted, unless otherwise required by applicable Laws; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise, and/or settle any Tax audit, claim, or similar proceedings in connection with such allocation.
ARTICLE XIV
MISCELLANEOUS
Section 14.1    Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and will be deemed to be received: (a) if mailed by registered or certified mail, return receipt requested, on the day such notice is received, and if such day is not a Business Day, on the next subsequent Business Day; (b) if sent by overnight courier, one Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, (c) if personally delivered, on the date of receipt of such delivery. All notices, requests and consents shall be sent as follows:

If to Seller, to:

Bakken Holdings Company LLC
1300 Main Street
Houston, TX 77002
Attention: General Counsel

with copies to:

Porter Hedges LLP
1000 Main Street, 35th Floor
Houston, TX 77002
Attention: Robert H. Thomas

If to Buyer, to:

MarEn Bakken Company LLC
c/o Enbridge Holdings (DakTex) L.L.C.
1100 Louisiana, Suite 3300
Houston, Texas 77002
Attn:     Director, Merchant Terminals, Rail and M&A

With a copy to:

MarEn Bakken Company LLC
c/o Enbridge Holdings (DakTex) L.L.C.
1100 Louisiana, Suite 3300
Houston, Texas 77002
Attn:     Director, US Law – Liquids

and

MarEn Bakken Company LLC
c/o Marathon Petroleum Corporation
539 South Main Street
Findlay, Ohio 45840
Attn:    General Counsel

Each Party may change its address by notifying the other Party in writing of such address change.

Section 14.2    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Agreement or any rights, interest, obligations or other parts hereof without the prior written consent of the other Party, which consent and approval may be denied in such other Party’s sole discretion. Any assignment in violation of this Section 14.2 shall be void.
Section 14.3    Rights of Third Parties. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than the Parties or their successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that only a Party and its respective successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).
Section 14.4    Expenses. Except as otherwise expressly provided herein, each Party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.
Section 14.5    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or other electronic copies hereof or signature hereon shall, for all purposes, be deemed originals.
Section 14.6    Entire Agreement. This Agreement (together with the Appendixes, Exhibits and Schedules hereto), the Transaction Documents and the Confidentiality Agreements, constitute the entire agreement among the Parties and supersede any other agreements or representations, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating in any way to the transactions contemplated hereby or the subject matter of this Agreement.
Section 14.7    No Partnership. Except to the extent contemplated by the Company Agreement, this Agreement does not give rise now or in the future to an agency or partnership relationship among Seller and its Affiliates, on one hand, and Buyer and its Affiliates, on the other hand. Except to the extent contemplated by the Company Agreement, it is not the intention of the Parties to form, and nothing in this Agreement shall be construed as forming, a partnership or joint venture among Buyer and Seller. Except to the extent contemplated by the Company Agreement, each Party agrees that Seller, on one hand, and Buyer, on the other hand, have not been, are not and will not be a fiduciary, partner or joint venturer to the other or to any of Buyer’s or Seller’s Affiliates, as applicable, and each Party agrees not to assert that Seller, on one hand, and Buyer, on the other hand, have ever acted as a fiduciary with respect to any aspect of the activities contemplated here. Each Party agrees not to assert that it did not understand this Agreement, that it mistakenly signed it, that it signed under duress or coercion, that it lacks mental or other capacity, that one Party has discriminated against the other Party in any way or that it has made any representations or has any understanding or agreement other than as set forth in this Agreement, which fully recites all agreements the Parties have.
Section 14.8    Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by all of the Parties.
Section 14.9    Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of Buyer and Seller, which consent shall not be unreasonably withheld, conditioned or delayed by such Party; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as is necessary to satisfy such Party’s obligations at Law or under the applicable rules of any stock or commodities exchange after consultation with the other Party and such other Party’s reasonable review and comment.
Section 14.10    Non-Waiver. No waiver by any Party of any default by the other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Party from, performance of any other provision, condition or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the other Party from future performance of the same provision, condition or requirement. Any delay or omission of either Party to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter. The failure of either Party to perform its obligations hereunder shall not release the other Party from the performance of such obligations.
Section 14.11    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
Section 14.12    Governing Law; Jurisdiction.
(a)    This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the transactions contemplated hereby or the rights, duties and relationship of the Parties, shall be governed by and construed and enforced in accordance with the Laws of the

State of Texas, excluding any conflicts of law, rule or principle that might refer construction of provisions to the Laws of another jurisdiction.
(b)    The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement, the Transaction Documents (other than disputes arising out of the Company Agreement, which shall be governed by the terms thereof) or the transactions contemplated hereby shall be in any state or federal court in Houston, Texas and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any Proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement, the Transaction Documents (other than disputes arising out of the Company Agreement, which shall be governed by the terms thereof) or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or Proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.
(c)    To the extent that any Party or any of its Affiliates has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 14.12(b).
(d)    THE PARTIES AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS (OTHER THAN DISPUTES ARISING OUT OF THE COMPANY AGREEMENT, WHICH SHALL BE GOVERNED BY THE TERMS THEREOF) OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 14.13    Schedules. Seller may, at its option, include in the Schedules items that are not material, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. The Schedules hereto are qualified in their entirety by reference to specific provisions of the Agreement, and are not intended to constitute, and shall not be construed as constituting, representations or warranties of Seller except to the extent expressly provided in the Agreement. Matters reflected in the Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Schedules. To the extent any such additional matters are included, they are included for informational purposes and do not necessarily include other matters of a similar nature. Neither the specification of any Dollar amount in the representations and warranties contained in the Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amounts (or any higher or lower amounts), or the items so included in such Schedule (or any other items), in each case, are or are not material or within or outside the Ordinary Course of Business.
[signature page follows]

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each Party as of the date first above written.
SELLER:

BAKKEN HOLDINGS COMPANY LLC

By:    /s/ Kelcy L. Warren
Kelcy L. Warren
Chief Executive Officer

BUYER:

MAREN BAKKEN COMPANY LLC

By:    /s/ Mark A. Maki
Mark A. Maki
President

Signature Page
Membership Interest Purchase Agreement

APPENDIX I
DEFINITIONS
“Acquisition Proposal” has the meaning provided such term in Section 7.7.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise.
“Agreement” has the meaning provided such term in the preamble.
“Applicable Contracts” means all Contracts to which the Company or any Subsidiary is a party or by which the Assets or any other assets of the Company or any Subsidiary is subject or bound, including all transportation and marketing agreements; hydrocarbon storage agreements; operating agreements; balancing agreements; facilities or equipment leases; interconnection agreements; service and parts agreements; and other similar contracts and agreements held by the Company or any Subsidiary and relating to the Assets or any other assets of the Company or any Subsidiary or by which any such assets are bound.
“Applicable Facilities” has the meaning, with respect to each Development Company, provided in the CMA to which such Development Company is a party.
“Assets” means all of the right, title and interest of:
(a)    the applicable Development Company in and to the following:
(i)    The Applicable Facilities, in each case, including all equipment, machinery, fixtures, inventory and supplies and other real, personal and mixed property, operational or nonoperational, primarily used or held for use in connection with the Applicable Facilities, and including all pumps, pipes, spare parts, valves, meters, motors, traps, cathodic protection units, structures and materials used or held for use in connection with the Applicable Facilities (the “Personal Property”);
(ii)    all Real Property Interests primarily used or held for use in connection with, the Applicable Facilities; and
(iii)    all Permits relating in any way to the Applicable Facilities; and
(b)    Dakota Truck and EGCA, as applicable, in and to all assets, including all Personal Property, Real Property Interests and Permits, of such Person.
“Assignment” means that certain assignment of membership interest, to be entered into at Closing by Seller and Buyer, substantially in the form of Exhibit A.
“Balance Sheet” means the unaudited consolidated balance sheet of the Company as of the Balance Sheet Date.

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“Balance Sheet Date” means June 30, 2016.
“Benefit Plan” means each (a) “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (whether or not the plan is subject to ERISA), (b) incentive compensation, bonus or deferred compensation plan or arrangement, (c) employment, consulting, severance or change in control plan, arrangement or policy, (d) vacation practice or other paid-time off program and (e) each other employee benefit, fringe benefit or compensation plan, arrangement, policy or commitment.
“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas and that is not otherwise a federal holiday in the United States.
“Buyer” has the meaning provided such term in the preamble.
“Buyer Indemnified Parties” has the meaning provided such term in Section 10.2(a).
“Buyer Parent Guaranties” means (i) that certain guaranty agreement entered into at Closing from Enbridge Energy Partners, L.P., in favor of Seller and the Company, in respect of an undivided seventy-five percent (75%) of Buyer’s obligations under the Company Agreement and (ii) that certain guaranty agreement entered into at Closing from Marathon Petroleum Corporation, in favor of Seller and the Company, in respect of an undivided twenty-five percent (25%) of Buyer’s obligations under the Company Agreement, each substantially in the form of Exhibit D.
“Claim Notice” has the meaning provided such term in Section 10.5(a).
“Closing” has the meaning provided such term in Section 9.1.
“Closing Date” has the meaning provided such term in Section 9.1.
“CMAs” means (a) that certain Construction Management Agreement, dated as of October 15, 2014, between Dakota Access and the Construction Manager and (b) that certain Construction Management Agreement, dated as of October 15, 2014, between ETCO and the Construction Manager.
“Code” means the Internal Revenue Code of 1986, as it may have been and may be amended from time to time.
“Company” has the meaning provided such term in the Recitals.
“Company Agreement” means that certain amended and restated limited liability company agreement of the Company, to be entered into at Closing by Seller and Buyer, substantially in the form of Exhibit B.
“Company Returns” has the meaning provided such term in Section 13.2.
“Confidentiality Agreements” means that certain (a) Confidentiality Agreement dated March 29, 2016, by and between Enbridge Energy Company, Inc. and Seller, and (b) Confidentiality

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Agreement dated February 10, 2016, by and between Marathon Petroleum Company L.P. and Seller, as amended.
“Consent” means any consent to assign, approval, filing, waiver, authorization, notice or similar restriction held by a Governmental Authority or other Third Party that is applicable to the transactions contemplated hereby.
“Consolidated Group” means any affiliated, combined, consolidated, unitary, or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state, or local Law.
“Construction Manager” means DAPL-ETCO Construction Management, LLC, a Delaware limited liability company.
“Contract” means any written or oral contract, agreement, purchase order, binding bid, commitment or any other legally binding arrangement, but excluding, however, any lease, deed, easement, Permit or other instrument (other than acquisition or similar sales or purchase agreements) creating, assigning or evidencing an interest in any real property (including any Real Property Interest) related to or used in connection with the assets of the Company or any Subsidiary.
“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.
“Customary Post-Closing Consents” means the consents and approvals from Governmental Authorities for assignment that are customarily obtained in transactions of this nature after assignment of properties or membership interests.
“Dakota Access” has the meaning provided such term in the Recitals.
“Dakota Access Holdings” has the meaning provided such term in the Recitals.
“Dakota Truck” has the meaning provided to such term in the Recitals.
“Damages” means all Proceedings, claims, demands, awards, damages, penalties, fines, costs, liabilities, losses, expenses, Taxes and fees (whether criminal, civil, commercial or related to claims for personal injury or death or property damage and whether accrued or unaccrued or liquidated or unliquidated), including court costs and attorneys’ and experts’ fees and expenses.
“Data Room” means the online e-data room established by Seller and any files, records, information and documents otherwise furnished by Seller to Buyer or its Representatives in connection with the transactions contemplate hereby.
“Deductible” has the meaning provided such term in Section 10.4(a).

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“Development Company” or “Development Companies” has the meaning provided such term in the Recitals.
“Development Company Agreements” means (a) the Amended and Restated Limited Liability Company Agreement of Dakota Access dated October 15, 2014 and (b) the Amended and Restated Limited Liability Company Agreement of ETCO dated October 15, 2014.
“Direct Claim” has the meaning provided such term in Section 10.5(c).
“Dollars” and “$” mean the lawful currency of the United States of America.
“Emergency Operations” means operations necessary to respond to or alleviate the eminent or immediate endangerment of (a) the health or safety of any Person or the environment or (b) the safety or operational condition of any of the assets of the Company or the Subsidiaries, including the Assets.
“EGCA” has the meaning provided to such term in the Recitals.
“Environmental Law” means any and all Laws in effect as of the Execution Date pertaining to or regulating pollution, environmental protection, natural resource damages, conservation of resources, wildlife, waste management, or the use, storage, generation, production, treatment, emission, discharge, release, remediation, removal, disposal, or transport of Hazardous Substances, including: the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act (which includes the Federal Clean Water Act), the Federal Clean Air Act, the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act), the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Safe Drinking Water Act of 1974, the Emergency Planning and Community Right-to-Know Act of 1986, the Occupational Safety and Health Act of 1970, the Hazardous Liquid Pipeline Safety Act, the Oil Pollution Act of 1990, and the Pipeline Safety Improvement Act of 2002, and similar state laws and common laws, each as amended.
“Environmental Liabilities” means any and all environmental response costs (including costs of investigation, removal and remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees and other liabilities incurred, imposed under or related to Environmental Laws, including liabilities imposed or incurred (i) pursuant to any order, notice of responsibility, directive or obligation (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority or court of competent jurisdiction under, any Environmental Laws or (ii) pursuant to any claim or cause of action by a Governmental Authority or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws.
“Environmental Permits” means all Permits of Governmental Authorities issued pursuant to or required by Environmental Laws and necessary for or held in connection with the ownership,

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construction, operation or maintenance of the assets of the Company and the Subsidiaries, including the Assets.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ETCO” has the meaning provided such term in the Recitals.
“ETCO Holdings” has the meaning provided such term in the Recitals.
“Execution Date” has the meaning provided such term in the preamble.
“Fundamental Representations” has the meaning provided such term in Section 10.1(a).
“GAAP” means generally accepted accounting principles of the United States, consistently applied.
“Governmental Authority” means any federal, state, county, municipal or local government or any regulatory or administrative agency, authority, board, department, division, commission, court or arbitral body, or other similar recognized organization or body of any federal, state, tribal, municipal, or local governmental authority or of any foreign government or other similar recognized organization or body exercising similar powers or authority.
“Hazardous Substances” means any substance, waste, or material that is required under Environmental Laws or defined, designated, or listed as a “hazardous substance,” “solid waste,” “hazardous waste,” “hazardous material,” “pollutant,” “contaminant,” “toxic substance” or similar term under Environmental Laws.
“Holding Company” or “Holding Companies” has the meaning provided such term in the Recitals.
“Indebtedness” of any Person means, without duplication, (a) the principal of and, accrued and unpaid interest, prepayment premiums or penalties and fees and expenses in respect of indebtedness of such Person for borrowed money; (b) all obligations (contingent or otherwise) of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable incurred in the ordinary and usual course of business of normal day-to-day operations of the business consistent with past practice); (c) all capitalized lease obligations; (d) any off-balance sheet financing of such Person; (e) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with GAAP; (f) all obligations of the type referred to in clauses (a) through (e) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
“Indemnified Party” has the meaning provided such term in Section 10.5(a).

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“Indemnifying Party” has the meaning provided such term in Section 10.5(a).
“Indemnity Claim Threshold” has the meaning provided such term in Section 10.4(a).
“Interest” means, with respect to any Person, (a) capital stock, member interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, and (c) any right (contingent or otherwise) to acquire any of the foregoing.
“Knowledge” means, with respect to Seller, the actual knowledge of the persons identified on Schedule 1.1(a) without investigation and, with respect to Buyer, the actual knowledge of the persons identified on Schedule 1.1(b) without investigation.
“Law” means any applicable statute, writ, law, common law, rule, regulation, ordinance, code (including the Code), Order, or determination of a Governmental Authority, or any requirement under the common law.
“Lien” means any liens, pledges, mortgages, deeds of trust, security interests, leases, licenses, charges, claims, encroachments, easements or other encumbrances of any kind.
“LLC Agreement” means the Limited Liability Company Agreement of the Company dated as of July 26, 2016.
“Loans” has the meaning provided such term in the Senior Secured Credit Facility.
“Material Adverse Effect” means (a) a circumstance, change, effect or event that is or could be reasonably expected to become, individually or in the aggregate with all other circumstances, changes, effects or events, materially adverse to the ownership, use, condition (including financial condition) or operations (including results of operation), of or related to the Company, the Subsidiaries and their respective assets, including the Assets, taken as a whole, or (b) a circumstance, change, effect or event that individually or in the aggregate with all other circumstances, changes, effects or events prevents or materially impedes the ability of Seller to consummate the transactions contemplated by this Agreement and the Transaction Documents, and to perform its obligations hereunder and thereunder; excluding, in each case, any such circumstance, change, effect or event resulting from or related to (i) changes or conditions affecting the oil and gas industries generally (including changes in hydrocarbon pricing and the depletion of reserves), (ii) changes in the financial, banking, credit, securities or capital markets (including any suspension of trading in, or limitation on prices for, securities on any stock exchange or any changes in interest rates) or any change in the general national or regional economic or financial conditions, (iii) changes in economic (including credit markets), regulatory, social or political conditions generally, (iv) changes in Law, (v) conditions caused by acts of terrorism or war (whether or not declared) or any manmade disaster or acts of God, (vi) any effects of weather, geological or meteorological events or other natural disaster; (vii) any change caused by the pending sale of the Transferred Interests to Buyer, including changes due to the credit rating of Buyer; (viii) any changes in the costs of commodities or supplies; (ix) any change in any market that is downstream of the outlet flange of any of the Assets; (x) any decrease in inlet volumes into the Applicable Facilities or any curtailment in transportation volumes

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of the Applicable Facilities that are not directly related to any breach of any agreement by Seller or its Affiliates; (xi) any failure, in and of itself, by the Company or any Subsidiary to meet internal or published projections, schedules, forecasts, estimates or plans in respect of financial, development or operating metrics for any period; or (xii) conditions or effects resulting from the announcement of the existence of this Agreement.
“Material Contract” has the meaning provided such term in Section 5.4(a).
“Membership Interests” has the meaning provided such term in the Recitals.
“Operator” means DAPL-ETCO Operations Management, LLC, a Delaware limited liability company.
“Operating Agreements” means (a) that certain Operating Agreement, dated as of October 15, 2014, between Dakota Access and the Operator and (b) that certain Operating Agreement, dated as of October 15, 2014, between ETCO and the Operator.
“Order” means any order, writ, injunction, decree, award, judgment, ruling, compliance or consent order or decree, settlement agreement, or similar binding legal agreement issued by or entered into with a Governmental Authority.
“Ordinary Course of Business” means the ordinary conduct of the Company’s and the Subsidiaries’ normal day to day business related to its assets (including the Assets) in a manner consistent with the past practices and customs of the Company and the Subsidiaries.
“Organizational Documents” means any charter, certificate of incorporation, articles of association, partnership agreements, limited liability company agreements, bylaws, operating agreements or similar formation or governing documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.
“Outside Termination Date” means December 31, 2016.
“Party” or “Parties” has the meaning provided such term in the preamble.
“Permits” means all permits, licenses, orders, approvals, variances, waivers, franchises, rights, registrations and other authorizations issued by any Governmental Authority.
“Permitted Liens” means with respect to any Asset:
(a)    Consents and similar contractual provisions affecting such Asset, including the Required Consents and Customary Post-Closing Consents, that are not triggered by the execution of this Agreement or the consummation of the transactions contemplated hereby;
(b)    preferential purchase rights and similar contractual provisions affecting such Asset that are not triggered by the execution of this Agreement or the consummation of the transactions contemplated hereby;

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(c)    all Material Contracts listed on Schedule 5.4(a);
(d)    required notices to and filings with a Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement that constitute Required Consents;
(e)    rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate such Asset in any manner whatsoever that are not violated by current contemplated use of such Asset and all Laws of such Governmental Authorities;
(f)    Liens for Taxes that are (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings and are listed on Schedule 5.6;
(g)    mechanic’s, materialman’s, carrier’s, repairer’s, vendor’s, warehousemen’s, workmen’s and other similar Liens that are (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings and are listed on Schedule 1.1(c);
(h)    rights of use, easements, rights-of-way, Permits, licenses, surface leases, sub-surface leases, grazing rights, logging rights, ponds, lakes, waterways, canals, ditches, reservoirs, equipment, pipelines, utility lines, railways, streets, roads and structures on, over or through such Asset, in each case, to the extent the same do not materially affect or impair the ownership, operation or use of such Asset (either as currently owned, operated or used, or as contemplated to be owned, operated or used in accordance with all plans relating to the Applicable Facility);
(i)    any undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to operation or use of such Asset and are not yet due and payable;
(j)    the terms and conditions of the instruments creating the Assets;
(k)    Liens placed by the owner of the lands underlying the Real Property Interests;
(l)    any Lien which is discharged or released by the Company, any Subsidiary or their Affiliates at or prior to Closing
(m)    other Liens that do not impair in any material respect the ownership, operation or use of such Asset (as currently owned, operated or used, or as contemplated to be owned, operated or used in accordance with all plans relating to the Applicable Facilities); and
(n)     Any matters shown on Schedule 5.9.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
“Personal Property” has the meaning provided such term in the definition of Assets.

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“Post-Signing Information” has the meaning provided such term in Section 7.5.
“Pre-Closing Tax Period” means any Tax period that ends on or before the Closing Date.
“Proceeding” means any action, arbitration, audit, cause, complaint, charge, hearing, inquiry, investigation, litigation, proceeding, review or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before any Governmental Authority or arbitrator.
“Property Taxes” has the meaning provided such term in Section 13.4(a).
“Purchase Price” has the meaning provided such term in Section 3.1.
“Real Property Interests” means all surface fee interests, surface leases, easements, rights-of-way and other similar surface rights.
“Records” means all agreements, documents, maps, books, records, accounts and files relating to the Assets or the business or assets of the Company or any Subsidiary, to the extent (a) in Seller’s or its Affiliates’ (including the Company’s or any Subsidiary’s) possession or (b) to which Seller has the right but are in the possession of a Third Party, including the following: (i) land and title records (including abstracts of title and title opinions), (ii) contract files, (iii) correspondence, (iv) maps, operations, environmental, throughput and accounting records, (v) facility and engineering files, (vi) environmental files, (vii) permitting files, (viii) membership interest registries and minute books of the Company or any Subsidiary and (ix) all Applicable Contracts.
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, seeping, dumping, or disposing into the environment.
“Representatives” means a Person’s directors, officers, employees, agents or advisors (including attorneys, accountants, auditors, consultants, bankers, financial advisors and any representatives of those advisors)
“Required Consents” means all Consents set forth on Schedule 5.3.
“Section 754 Election” has the meaning provided such term in Section 13.6.
“Seller” has the meaning provided such term in the Preamble.
“Seller Indemnified Parties” has the meaning provided such term in Section 10.3.
“Seller Parent Guaranties” means (i) that certain guaranty agreement entered into at Closing from Energy Transfer Partners, L.P., in favor of Buyer and the Company, in respect of an undivided sixty percent (60%) of Seller’s obligations under the Company Agreement and (ii) that certain guaranty agreement entered into at Closing from Sunoco Logistics Partners L.P., in favor of Buyer and the Company, in respect of an undivided forty percent (40%) of Seller’s obligations under the Company Agreement, each substantially in the form of Exhibit C.

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“Seller Taxes” means (a) any and all Taxes (i) imposed on the Company or any Subsidiary for any Pre-Closing Tax Period and for the portion of any Straddle Period ending on and including the Closing Date (as determined in Section 13.4); (ii) of any member of any Consolidated Group of which the Company or any Subsidiary is or was a member on or prior to the Closing Date (other than the member of a Consolidated Group comprised solely of two or more of the Company and the Subsidiaries); (iii) resulting from or attributable to (x) a breach of any representation or warranty set forth in Section 5.6 (determined without regard to any materiality or Knowledge qualifier or scheduled item) or (y) a breach by Seller of any covenant relating to Taxes; and (iv) of any other Person for which the Company or any Subsidiary is or has been liable as a transferee or successor, by contract, conversion, merger, or otherwise, in each case pursuant to an event, occurrence or transaction that happens or is entered into prior to the Closing and (b) any payment required to be made by the Company or any Subsidiary to any other member of a Development Company as a result of the consummation of the transactions contemplated by this Agreement resulting in a termination of such Development Company under Section 708 of the Code.
“Senior Secured Credit Facility” means that certain Credit and Guaranty Agreement dated as of August 2, 2016 among the Development Companies, Citibank, N.A., as administrative agent on behalf of the lenders, the lenders party thereto, and others, and all other documents executed and delivered by the Company and its Subsidiaries in connection with or as contemplated by such agreement.
“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.
“Subsidiary” or “Subsidiaries” has the meaning provided such term in the Recitals.
“Support Instruments” has the meaning provided such term in Section 5.13.
“Tax” and “Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest.
“Tax Representations” has the meaning provided such term in Section 10.1(a).
“Tax Return” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Governmental Authority including any attachments thereto and amendments thereof.
“Termination Fee” means an amount equal to three percent (3%) of the Purchase Price.

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“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.
“Third Party Claim” has the meaning provided such term in Section 10.5(a).
“Transaction Documents” means the Assignment, the Company Agreement and the other documents executed and delivered by the Parties at the Closing in consummation of the transactions contemplated by this Agreement and any other Contract, agreement or document by and among the Parties that is expressly agreed by the Parties to constitute a Transaction Document for purposes of this Agreement.
“Transactions” means the transactions contemplated by the Transaction Documents.
“Transfer Taxes” has the meaning provided such term in Section 13.1.
“Transferred Interests” has the meaning provided such term in the Recitals.
“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed, temporary, or final Treasury Regulations.
“United States” means United States of America.

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